UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 2, 2009 enherent Corp.

(Exact name of registrant as specified in its charter)

DELAWARE	0-23315	13-3914972
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

33 Wood Avenue South

Suite 400

Iselin, NJ 08830

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (732) 603-3859

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On July 2, 2009, enherent Corp. (the “Company”) and Ableco Finance LLC (“Ableco”), as lender and agent, entered into a Waiver, Consent and Seventh Amendment to Amended and Restated Financing Agreement (the “Amendment”) that further amends the Amended and Restated Financing Agreement dated as of April 1, 2005 by and between the Company and Ableco (the “Financing Agreement”). The Amendment (a) reduces the revolving credit facility from $4.0 million to $2.5 million; (b) modifies the Term Loan B set forth in Section 2.03 of the Financing Agreement, the aggregate amount outstanding which was $662,000, to provide for the repayment of such amount in consecutive monthly installments on the first day of each month, commencing on August 1, 2009 until the Term Loan B Maturity Date, with each such monthly installment in an aggregate amount equal to (i) in the case of August, September and October of 2009, $10,000 and (ii) for each month thereafter, $47,000; and (c) provides a waiver to the Company for not meeting the Consolidated EBITDA and Fixed Charge Coverage Ratio covenants in the Amended Credit Agreement for the period ended June 30, 2009.

The foregoing description of the Amendment is a summary and is qualified by reference to the actual Amendment, which will be filed as an exhibit, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

The following exhibit is filed herewith.

Exhibit Number	Description
10.1	Waiver, Consent and Seventh Amendment to Amended and Restated Financing Agreement, dated as of July 2, 2009, by and among the Company, certain subsidiaries listed therein, Ableco Finance LLC and certain lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

enherent Corp.

Date: July 2, 2009	By:	/s/ Pamela Fredette
Pamela Fredette
Chairman, Chief Executive Officer and President

INDEX TO EXHIBITS

Exhibit Number	Description
10.1	Waiver, Consent and Seventh Amendment to Amended and Restated Financing Agreement, dated as of July 2, 2009, by and among the Company, certain subsidiaries listed therein, Ableco Finance LLC and certain lenders party thereto.